Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-206060

$350,000,000

4.125% First and Refunding Mortgage Bonds,

Series 2018C, Due 2048

Reopening

SUMMARY OF TERMS

Security:	4.125% First and Refunding Mortgage Bonds, Series 2018C, Due 2048 (the “Series 2018C Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$350,000,000. Upon settlement, the Series 2018C Bonds will form part of the same series as, and will be fungible with, the Issuer’s outstanding $400,000,000 4.125% First and Refunding Mortgage Bonds, Series 2018C, Due 2048, issued on March 5, 2018. The aggregate principal amount of this series of bonds will be $750,000,000.

Expected Ratings of Securities*:	Aa3 / A / A+ (Negative Outlook / Stable Outlook / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	May 30, 2018

Settlement Date**:	June 4, 2018 (T + 3)

Maturity:	March 1, 2048

Benchmark US Treasury:	3.00% due February 15, 2048

Benchmark US Treasury Price:	99-22+

Benchmark US Treasury Yield:	3.015%

Spread to Benchmark US Treasury:	T + 130 bps

Reoffer Yield:	4.315%

Coupon:	4.125%

Coupon Payment Dates:	March 1 and September 1

First Coupon Payment Date:	September 1, 2018 (short first coupon)

Public Offering Price:	96.829% (plus $3,569,270.83 of accrued interest from and including March 5, 2018 to but excluding the Settlement Date)

Optional Redemption:

Callable at any time prior to September 1, 2047, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after September 1, 2047, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 GK3 / US842400GK35

Joint Book-running Managers:

Barclays Capital Inc. (“Barclays”)

BNP Paribas Securities Corp. (“BNP Paribas”)

J.P. Morgan Securities LLC (“J.P. Morgan”)

RBC Capital Markets, LLC (“RBC Capital Markets”)

SunTrust Robinson Humphrey, Inc.

Co-managers:	Academy Securities, Inc. C.L. King & Associates, Inc. Great Pacific Securities Loop Capital Markets LLC R. Seelaus & Co., Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2018C Bonds on the Trade Date will be required, by virtue of the fact that the Series 2018C Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Barclays, BNP Paribas, J.P. Morgan or RBC Capital Markets can arrange to send you the prospectus if you request it by calling Barclays at 1-888-603-5847, BNP Paribas at 1-800-854-5674, J.P. Morgan collect at 1-212-834-4533 or RBC Capital Markets at 1-866-375-6829.